EXHIBIT 16

November 9, 1998

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street Northwest
Washington, D.C.  20549



Dear Sir/Madam:

We have read Item 4 in the Form 8-K dated November 9 for Coda Music Technology, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP



By /s/ Earl R. Klein
   Earl R. Klein


Copy to:
Ms. Barbara Remley, Coda Music Technology, Inc.